CommerceHub to Present at the Pacific Crest Emerging Technology Summit

ALBANY, NY, February 20, 2017 – CommerceHub, Inc. (NASDAQ: CHUBA) (NASDAQ: CHUBK) (“CommerceHub” or the “Company”), a leading distributed commerce network for retailers and brands, today announced that its Chief Financial Officer, Mark Greenquist, will participate in a fireside chat presentation at the Pacific Crest Emerging Technology Summit being held on Wednesday, March 1, 2017, at 9:30 a.m. P.S.T. in San Francisco, CA, during which Mr. Greenquist will discuss the Company’s financial and operating performance and strategy, among other topics, which may include future opportunities.

The presentation will be webcast live and available on the “Events and Presentations” page of the Company’s investor relations site at http://ir.commercehub.com/events.cfm. An archive of the webcast will also be available for 90 days after the conclusion of the event.

About CommerceHub:
CommerceHub is a distributed commerce network connecting supply, demand and delivery that helps retailers and brands increase sales by expanding product assortments, promoting products on the channels that perform, and enabling rapid, on-time customer delivery. With its robust platform and proven scalability, CommerceHub helped over 10,000 customers achieve an estimated $13.4 billion in Gross Merchandise Value in 2016. To learn more, visit www.commercehub.com.

CommerceHub Investor Relations Contact:
Erik Morton
1-206-971-7712
investor@commercehub.com